Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST ANNOUNCES PLANS TO OPTIMIZE

RETAIL BRANCH NETWORK

CHICAGO, IL, October 15, 2020 – First Midwest Bancorp, Inc. today announced plans to optimize its retail branch network as part of its ongoing commitment to best meet the evolving needs and preferences of its clients. By the end of 2020, First Midwest will fully re-open the lobbies of 23 branches that were closed due to the COVID-19 pandemic. In early 2021, it will consolidate 17 branches, or approximately 15% of its branch network.

Following these actions, First Midwest’s branch distribution network will remain one of the largest in the Chicagoland area, serving clients from 105 locations. The branch consolidations will have minimal impact on market coverage for First Midwest clients. Nearly all locations are within close proximity of another First Midwest branch, and approximately half have been closed over the past six months due to the pandemic.

“Our clients are increasingly favoring a more digital banking experience, which has been amplified and accelerated due to the COVID-19 pandemic,” said Mark Sander, President and Chief Operating Officer of First Midwest. “These steps will enable us to continue to provide award-winning service to our clients no matter how they choose to engage with us – whether it’s through our robust branch network and a community banking experience they value or through our state-of-the-art online and mobile platforms and capabilities.”

About First Midwest

First Midwest Bancorp, Inc. (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $21 billion of assets and an additional $13 billion of assets under management. First Midwest Bank and its other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin, northwest Indiana, eastern Iowa and other markets in the Midwest. Visit First Midwest at www.firstmidwest.com.

CONTACTS:

Investors	Media
Patrick S. Barrett	Maurissa Kanter
EVP, Chief Financial Officer	SVP, Director of Corporate Communications
708.831.7231	708.831.7345
pat.barrett@firstmidwest.com	maurissa.kanter@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631